Exhibit 99.1

FOR WOLVERINE: Senior Vice President & Chief Financial Officer Don Grimes (616) 863-4404	FOR GOLDEN GATE CAPITAL: Sard Verbinnen & Co Denise DesChenes (212) 687-8080 Jenny Gore (415) 618-8750

FOR BLUM CAPITAL: Water & Wall Group Scott Sunshine (212) 699-3672	FOR COLLECTIVE BRANDS/PAYLESS HOLDINGS: Executive Vice President and Chief Administrative Officer Doug Treff (investors) (785) 559-5369 Mardi Larson (media) (612) 928-0202

WOLVERINE WORLDWIDE, GOLDEN GATE CAPITAL AND BLUM CAPITAL

COMPLETE ACQUISITION OF COLLECTIVE BRANDS

Topeka, KS, Rockford, MI, and San Francisco, CA – October 9, 2012 — A consortium comprised of Wolverine Worldwide (NYSE: WWW), Golden Gate Capital and Blum Capital Partners today announced it has successfully completed the acquisition of Collective Brands, Inc. for $21.75 per share in cash, or a total of approximately $2.0 billion, including the assumption of debt. The closing follows the satisfaction of all conditions to the closing of the transaction, including receipt of certain regulatory approvals and approval of the transaction by Collective Brands’ shareholders on August 21, 2012.

Under the definitive agreement announced on May 1, 2012, Wolverine Worldwide will today acquire Collective Brands’ Performance + Lifestyle Group (PLG) with the closing of the Collective Brands transaction. PLG includes the wholesale and retail operations of the Sperry Top-Sider®, Saucony®, Stride Rite® and Keds® brands. PLG will continue to operate out of Lexington, Mass.

As a result of these transactions, investment firms Golden Gate Capital and Blum Capital jointly own the operations of Payless ShoeSource and Collective Licensing International (CLI), which together will operate as a standalone entity known as Payless Holdings. Payless will continue to be headquartered in Topeka, Kan., and CLI in Englewood, Colo.

Effective October 9, 2012, Collective Brands’ common stock will no longer be listed or traded on the New York Stock Exchange.

About Wolverine Worldwide

With a commitment to service and product excellence, Wolverine World Wide, Inc. is one of the world’s leading marketers of branded casual, active lifestyle, work, outdoor sport and uniform footwear and apparel. The Company’s portfolio of highly recognized brands includes: Merrell®, Hush Puppies®, Wolverine®, Sebago®, Cushe®, Chaco®, Bates®, HYTEST®, and Soft Style®. The Company also is the global footwear licensee of popular brands including CAT®, Harley-Davidson® and Patagonia®. The Company’s products are carried by leading retailers in the U.S. and globally in more than 190 countries and territories. For additional information, please visit our website, www.wolverineworldwide.com.

About Payless Holdings

Payless Holdings is one of the world’s largest specialty family footwear retailers with over 4,300 stores globally, and is comprised of Payless ShoeSource and Collective Licensing International. Payless ShoeSource offers a wide range of essential, trend-right shoes and accessories at affordable prices to help budget-conscious consumers look good every step of the way. Payless stores feature an engaging self-select shopping environment, unique customer services, the Incredible Value Every Day Collection, and a well-known portfolio of brands including Airwalk®, Dexter®, Champion®, American Eagle by Payless, Brash™, designer label Christian Siriano for Payless™ and children’s brand Smartfit®. Collective Licensing International (CLI) is a global brand development and licensing company that specializes in building, launching, licensing and growing brands, including Airwalk®, Above The Rim®, Clinch Gear®, Vision Street Wear®, SIMS®, Lamar®, LTD®, World Snowboarding Championships™ and Hind® brands.

About Golden Gate Capital

Golden Gate Capital is a San Francisco-based private equity investment firm with over $12 billion of capital under management. The principals of Golden Gate have a long and successful history of investing across a wide range of industries and transaction types, including going-privates, corporate divestitures, and recapitalizations, as well as debt and public equity investments. Golden Gate is one of the most active investors in leading brands in the retail and restaurant sectors. Representative investments include Payless ShoeSource, Coldwater Creek, Pacific Sunwear, California Pizza Kitchen, Eddie Bauer, J.Jill, Express, Zales, Romano’s Macaroni Grill, and On the Border Mexican Grill and Cantina. For additional information, visit www.goldengatecap.com.

About Blum Capital Partners

Blum Capital Partners is a San Francisco-based public strategic block and private investment firm. Blum Capital Partners was founded in 1975 and has invested in a wide variety of businesses, including through multiple going-private transactions. Throughout its history, Blum has demonstrated its expertise in proactively identifying attractive businesses to own, determining the most favorable ways to invest in those businesses across the public/private spectrum and helping to drive value creation as an active, engaged partner to management teams.

Wolverine Worldwide — Cautionary Statement Regarding Forward Looking Statements

This press release contains forward-looking statements by Wolverine Worldwide. In addition, words such as “estimates,” “anticipates,” “believes,” “forecasts,” “plans,” “predicts,” “projects,” “is likely,” “expects,” “intends,” “should,” “will,” variations of such words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Risk Factors”), such as those described in Wolverine Worldwide’s reports filed with the Securities and Exchange Commission, that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Other Risk Factors exist, and new Risk Factors emerge from time to time that may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Furthermore, Wolverine Worldwide undertakes no obligation to update, amend or clarify forward-looking statements.

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